SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number 333-77026-22

WaMu Mortgage Pass-Through Certificates,

Series: 2002-ar12

(Exact name of registrant as specified in its charter)

75 North Fairway Drive

Vernon Hills, Illinois 60061

(847) 549-6500

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

WaMu Mortgage Pass-Through Certificates, Series 2002-AR12

(Title of each class of securities covered by this Form)

WaMu Mortgage Pass-Through Certificates, Series 2002-AR13

WaMu Mortgage Pass-Through Certificates, Series 2002-AR14

WaMu Mortgage Pass-Through Certificates, Series 2002-AR15

WaMu Mortgage Pass-Through Certificates, Series 2002-AR16

WaMu Mortgage Pass-Through Certificates, Series 2002-AR17

WaMu Mortgage Pass-Through Certificates, Series 2002-AR18

Washington Mutual MSC Mortgage Pass-Through Certificates, Series 2002-MS1

Washington Mutual MSC Mortgage Pass-Through Certificates, Series 2002-MS2

Washington Mutual MSC Mortgage Pass-Through Certificates, Series 2002-MS3

Washington Mutual MSC Mortgage Pass-Through Certificates, Series 2002-MS4

Washington Mutual MSC Mortgage Pass-Through Certificates, Series 2002-MS5

Washington Mutual MSC Mortgage Pass-Through Certificates, Series 2002-MS6

Washington Mutual MSC Mortgage Pass-Through Certificates, Series 2002-MS7

Washington Mutual MSC Mortgage Pass-Through Certificates, Series 2002-MS8

Washington Mutual MSC Mortgage Pass-Through Certificates, Series 2002-MS9

Washington Mutual MSC Mortgage Pass-Through Certificates, Series 2002-MS10

Washington Mutual MSC Mortgage Pass-Through Certificates, Series 2002-MS11

Washington Mutual MSC Mortgage Pass-Through Certificates, Series 2002-MS12

WaMu Mortgage Pass-Through Certificates, Series 2002-S1

WaMu Mortgage Pass-Through Certificates, Series 2002-S2

WaMu Mortgage Pass-Through Certificates, Series 2002-S3

WaMu Mortgage Pass-Through Certificates, Series 2002-S5

WaMu Mortgage Pass-Through Certificates, Series 2002-S6

WaMu Mortgage Pass-Through Certificates, Series 2002-S7

Washington Mutual MSC Mortgage Pass-Through Certificates, Series 2002-AR1

Washington Mutual MSC Mortgage Pass-Through Certificates, Series 2002-AR2

Washington Mutual MSC Mortgage Pass-Through Certificates, Series 2002-AR3

(Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

______________________________

Please place an X in the box(es) to designate the appropriate rule provision(s)relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) [ ] Rule 12h-3(b)(1)(ii) [ ]

Rule 12g-4(a)(1)(ii) [ ] Rule 12h-3(b)(2)(i) [ ]

Rule 12g-4(a)(2(i) [ ] Rule 12h-3(b)(2)(ii) [ ]

Rule 12g-4(a)(2)(ii) [ ] Rule 15d-6 [ ]

Rule 12h-3(b)(1)(i) [x]

Approximate number of holders of record as of the certification or notice date: None

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this certification/notice to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: 1/28/2002

By:

-----------------------------------

RICHIE MOORE

SECOND VICE PRESIDENT